Exhibit 99.1

Twin Disc Announces Financial Results for Fiscal 2003 Third Quarter and Nine Months; Third-Quarter EPS of $0.18 Contrasts With Year-Ago Loss of $0.01

    RACINE, Wisc.--(BUSINESS WIRE)--April 21, 2003--Twin Disc, Inc. (NYSE:TDI), today announced financial results for the fiscal 2003 third quarter and nine months ended March 31, 2003.
    Net sales for the fiscal 2003 third quarter reached $47,177,000, a 13 percent improvement from the comparable period of 2002, attributable in part to foreign currency translation. Net earnings for the fiscal third quarter reached $509,000, or $0.18 per diluted share, contrasting with the loss of $37,000, or $0.01 per share, in the third quarter of fiscal 2002.
    Fiscal 2003 quarter-over-quarter revenue comparisons were also favorable, with third-quarter net sales up 29 percent and 11 percent, respectively, from the current fiscal year's first and second quarters. Reflecting increased sales volume and a favorable product mix, gross margin for the fiscal third quarter expanded to 22.1 percent, a sharp improvement from 16.2 percent and 15.6 percent, respectively, in the current fiscal year's first and second quarters. Furthermore, earnings per share rebounded in the third fiscal quarter to $0.18 from the loss of $1.72 from continuing operations in the first two quarters of the fiscal year.
    Fiscal 2003 nine-month net sales were $126,491,000 versus 2002's $126,545,000. The reported nine-month net loss of $4,309,000, or $1.54 per share, compared with net earnings of $658,000, or $0.23 per diluted share, for the same period a year ago.
    Chairman and Chief Executive Officer Michael E. Batten, stated, "Expectations for a return to profitability were borne out in our fiscal third quarter. Net income rose sharply, and while year-to-date revenues were essentially unchanged, we are pleased to have generated sequential quarter-over-quarter improvements as the year has progressed. Perhaps more significantly, gross profit margin has rebounded, further reflecting our restructuring initiatives.
    "On balance, demand for our products appears to be improving. We are encouraged by signs of nascent recovery in pleasure craft marine shipments during the quarter as well as improving order rates. Commercial marine activity, however, remained soft as new construction has slowed reflecting uncertainty with respect to world oil markets. Propulsion sales are demonstrating modest gains, and our industrial products and aftermarket parts sales, while still trailing year-ago levels, are experiencing relative improvement from recent lows. Sales of our 8500 Series transmissions, a high-horsepower, high-torque application for oilfield fracturing rigs, are up, partially offsetting softness in other sectors.
    "Looking toward fiscal year-end and beyond," Batten continued, "we are encouraged on several fronts. Marine pleasure craft order rates, which had been affected by significantly weaker demand over most of the last two fiscal years, now appear to have begun to show strength. Furthermore, we expect to see continuing contributions from ongoing cost-reduction initiatives and new-product introductions. Our new line of QuickShift(TM) transmissions, which is a case in point, has taken hold and we are beginning to experience strengthening market share. Also, as announced in our April 11 press release, we expect to be successful in being awarded a contract for providing transmissions for TATRA-designed medium tactical trucks to be supplied to the Israeli Defense Forces. Further developments will be announced as they unfold.
    "These factors have positioned us well, and while the pace and strength of a recovery are difficult to pinpoint precisely, we appear to be in the initial stages of an improving scenario. We expect our record of sequential quarterly improvements to continue in the final quarter of the fiscal year and expect positive year-over-year comparisons beginning the following quarter," Batten concluded.
    Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.
    This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

    -- Financial Results Follow--

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (In thousands, except per-share data; unaudited)

                                    Three Months      Nine Months
                                        Ended            Ended
                                       March 31,        March 31,
                                    2003     2002     2003     2002
                                   -------  -------  -------  -------
Net sales                          $47,177 $41,928  $126,491 $126,545
Cost of goods sold                  36,752  32,314   103,457   98,423
                                   -------  -------  -------  -------
  Gross profit                      10,425   9,614    23,034   28,122
Marketing, engineering and
  administrative expenses            9,041   9,238    26,331   25,784
Restructuring of operations            ---     ---     2,042      ---
Interest expense                       350     423       983    1,355
Other (income) expense, net           (133)   (588)     (238)    (879)
                                   -------  -------  -------  -------
Earnings (loss) before income taxes
   and minority interest             1,167     541    (6,084)   1,862
Income taxes                           653     546    (1,779)   1,150
                                   -------  -------  -------  -------
Earnings (loss) before minority
   interest                            514      (5)   (4,305)     712
Minority interest, net of income
 taxes                                  (5)    (32)       (4)     (54)
                                   -------  -------  -------  -------
  Net earnings (loss)                 $509    $(37)  $(4,309)    $658
                                   -------  -------  -------  -------
                                   -------  -------  -------  -------

Earnings (loss) per share:
  Basic                              $0.18  $(0.01)   $(1.54)  $(0.23)
  Diluted                            $0.18  $(0.01)   $(1.54)  $(0.23)

Average shares outstanding:
  Basic                              2,806   2,808     2,807    2,808
  Diluted                            2,806   2,808     2,807    2,808
Dividends per share                 $0.175  $0.175    $0.525   $0.525

    CONTACT: Twin Disc, Inc.
             Christopher J. Eperjesy, 262/638-4343